Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300 • Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Robert E. Warren Steven D. Oldham (713) 789-1400
Pride International Delays Filing of Form 10-K and
Reschedules Earnings Release Date
     Houston, Texas, March 13, 2006 - Pride International, Inc. (NYSE: PDE) announced today that it will delay the filing of its 2005 annual report on Form 10-K until after its due date on March 16, 2006. The Company has received allegations relating to improper payments to foreign government officials beginning a number of years ago in connection with certain of its overseas operations, as well as corresponding accounting entries and internal control issues. The Audit Committee of the Board of Directors is overseeing an investigation by outside counsel of such allegations. At this time, the Company does not know whether the allegations will be substantiated, and if so, who may be implicated or what impact the allegations or the investigation may have on the Company, the Company’s business or the Company’s financial statements.
     In light of the status of the Audit Committee’s ongoing investigation and the recent discovery of evidence in the matter, the Company has concluded that it cannot file its Form 10-K for the year ended December 31, 2005 until additional information is obtained. Although the Audit Committee’s investigation is being pursued aggressively, the Company cannot currently determine whether it will be in a position to file its Form 10-K prior to March 31, 2006, the expiration of the 15-day extension period contemplated by the Company’s Form 12b-25 to be filed with the SEC.
     In addition, the Company announced that it now anticipates releasing preliminary results for its fourth quarter and full year 2005 on Thursday, March 16, following the market close, which is rescheduled from Tuesday, March 14. The conference call to discuss these preliminary results has also been rescheduled for 9:00 a.m., Central time, on Friday, March 17.
     Individuals who wish to participate in the conference call may do so by dialing (888) 455-0664 in the United States or (773) 799-3718 outside of the United States. The conference leader will be Louis A. Raspino, President and Chief Executive Officer of Pride, and the password is “Pride.” In addition, the conference call will be broadcast live, on a listen-only basis, over the Internet at Pride’s website at http://www.prideinternational.com. A replay of the conference call, as well as the Company’s historical financial statements, will be available on the Company’s corporate web site.

     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 283 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 29 jackup rigs, and 18 tender-assisted, barge and platform rigs, as well as 222 land rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.